Exhibit 21.1 - Subsidiaries of the Corporation

                             Name                 State of Formation
        ----------------------------------- -----------------------------

        Jacobs & Company                    West Virginia
        FS Investments, Inc.                West Virginia
        Triangle Surety Agency, Inc.        West Virginia
        First Surety Corporation            West Virginia
        Crystal Mountain Water, Inc.        Arkansas